Exhibit 99.1
PRESS RELEASE

FLEX APPOINTS PATRICK J. WARD TO ITS BOARD OF DIRECTORS

San Jose, Calif., January 27, 2022 — Flex (NASDAQ: FLEX) today announced that Patrick J. Ward, a seasoned executive leader with strong financial expertise, has joined the Company’s Board of Directors, effective January 26, 2022. Mr. Ward has also been named as a member of the Company’s Audit Committee.

After more than a 30-year career, in 2019, Mr. Ward retired as Chief Financial Officer of Cummins Inc., a global power leader that designs, manufactures, distributes and services engines, and related technologies. Prior to serving as Cummins’ CFO, Mr. Ward held a broad range of global financial leadership positions including serving as Vice President, Engine Business Controller and Executive Director, Power Generation Business Controller.

Mr. Ward also serves as a director, chair of the audit committee, and a member of the people and compensation committee of Corteva, Inc. Prior to Corteva, Mr. Ward previously served as a director of E.I. du Pont de Nemours and Company, Inc. and remained a board member through its merger with DowDuPont Inc. Mr. Ward received his HNC in Accounting at Dundee College of Commerce in the United Kingdom and his MBA from the University of Strathclyde in the United Kingdom.

Michael D. Capellas, Chair of the Flex Board, said, “Pat Ward brings proven financial and executive expertise. He will be a valuable addition and we welcome him to the Board.”

About Flex

Flex (Reg. No. 199002645H) is the manufacturing partner of choice that helps a diverse customer base design and build products that improve the world. Through the collective strength of a global workforce across 30 countries and responsible, sustainable operations, Flex delivers technology innovation, supply chain, and manufacturing solutions to diverse industries and end markets.

Contacts:

Media & Press
Mark Plungy
Director, Corporate Integrated Communications
(408) 442-1691
Mark.Plungy@flex.com

Investors & Analysts
David Rubin
Vice President, Investor Relations
(408) 577-4632
David.Rubin@flex.com